_____________________, 2006

LANDMARK LAND COMPANY, INC.

Stock Option Agreement

Optionee:	____________________________________
____________________________________
____________________________________

Number of Common

Shares subject to this

Option Agreement:	_____________________________

Pursuant to a resolution duly adopted on April 29, 2006, the Board of Directors of Landmark Land Company, Inc. (the "Company") has granted to you effective as of May 1, 2006 an option (the "Option") to purchase the number of the Company's Common Shares set forth above. Such number of shares (as may be adjusted as described in Section 8 below) are herein referred to as the "Option Shares." The terms and conditions of your Option are set out below.

1.          Grant of Option. This Option is granted to you effective as of May 1, 2006.

2.          Duration of Option. Your right to exercise this Option (and to purchase the Option Shares) shall expire and terminate in all events on April 30, 2011.

3.          Vesting – Entitlement to Exercise. Your right to exercise the Option, in whole or in part, commences May 1, 2006 and will continue until the date on which this Option expires and terminates as provided in Section 2 above.

4.           Option Price. The option price to be paid upon exercise of the Option will be $2.00 per share, which is not less than the fair market value of a Common Share on May 1, 2006. Payment of the option price may be made (i) in cash, or (ii) by check, or (iii) if the Board of Directors notifies you in writing that the company is agreeable to accepting payment in such manner, by delivery and assignment to the Company of shares of the Company's common stock owned by you and having a value equal to the option price, or (iv) by a combination of the foregoing. The value of any share of the Company's common stock delivered by you to the Company for this purpose shall be its fair market value as of the date the Option is exercised, as determined by the Board of Directors.

5.          Exercise of Option. To exercise the Option, you must deliver a completed copy of the attached Option Exercise Form to the address designated on the Form, indicating the number of Option Shares with respect to which you are exercising the Option, and enclosing payment of the full option price for the Option Shares with respect to which you are exercising the Option.

6.          Transferability of Option. This Option may not be transferred by you except (i) to an affiliated person or entity, or (ii) by will or the laws of descent and distribution, and may be exercised during your lifetime only by you or your guardian or conservator or an authorized assignee.

7.	Representations.

a.           You represent and warrant that, upon exercise of the Option, you will be acquiring the Option Shares for your own account, for the purpose of investment and not with a view to, or for the sale in connection with, any distribution thereof, and that you understand that (i) neither the Option nor the Option Shares has been registered with the Securities and Exchange Commission by reason of their issuance in a transaction exempt from the registration requirements, and (ii) the Option Shares must be held indefinitely by you, unless a subsequent disposition thereof is registered under the Securities Act of 1933, as amended, or is exempt from such registration. The certificate of Option Shares issued to you will bear a legend to such effect.

b.           You further represent that you have been informed of and understand the Federal, state and local income tax considerations relevant to the granting of the Option, your exercise of the Option and purchase of Option Shares, and the subsequent sale or other disposition of Option Shares.

8.          Adjustments. If the total outstanding Shares of the Company shall be increased or decreased, or changed into, or exchanged for, a different number or kind of shares of stock or other securities of the Company or of another corporation, through reorganization, merger or consolidation, or through recapitalization, stock splits, split-up, combination or exchange of shares, or declaration of any dividends payable in common stock, the unexercised portion of the Option Shares covered by this Option may be appropriately adjusted by the Board of Directors as to the number or kind of shares (to the nearest possible full share) and price per share thereof, in order to preserve your proportionate interest in the Company, and in order that the aggregate option price shall remain unchanged.

9.           Final and Binding Determination. The determinations of the Board of Directors in the construction, interpretation or application of this Option shall be final and conclusive, and binding upon you.

Please acknowledge your receipt and acceptance of this Option Agreement by executing the enclosed copy of this Agreement and returning it promptly to

LANDMARK LAND COMPANY, INC.

By:	____________________________
Its Chairman

ACCEPTED AND AGREED TO:

By:	_________________________
(Optionee)

LANDMARK LAND COMPANY, INC.

Option Exercise Form

I, _____________________________________________________, an optionee under and pursuant to a Stock Option Agreement dated May 1, 2006, do hereby exercise the right to purchase __________________ shares of Landmark Land Company, Inc., pursuant to the Option granted to me effective as of May 1, 2006.

Date:	_______________________	_________________________________
(Signature)

Send a completed copy of this

Option Exercise Form to:

Landmark Land Company, Inc.
P.O. Box 1880
Upper Marlboro, MD 20773

(or such other address as may from time to time be notified in writing to the
Optionee)

Attention: Corporate Secretary